UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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GLOBAL INDUSTRIES, LTD.

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Chairman & Chief Executive Officer
Paris, September 12, 2011
Global Industries, Ltd.
To the attention of Mr. John Reed
Chief Executive Officer
11490 Westheimer, Suite 400
Houston, TX 77077
USA
Dear John,
We have announced this morning the combination of our two companies — an exciting step for both Global Industries and Technip. I believe it is very important at this time to set out clearly our motivations at Technip for combining our businesses. By doing so, I hope also to communicate to Global Industries’ employees our enthusiasm to work with them as we integrate our businesses.
Technip’s Subsea business is central to our strategy and ambitions. We have a leading position in this market and annually deliver projects worth about US$4.0 billion — safely and successfully - for the best customers across our industry. We have been investing heavily — in people, technology, assets and capabilities — and will continue to grow and expand our subsea presence. From our discussions, I know that we share a common view of the Subsea market: it has great growth potential, but projects are becoming larger, more complex and our clients more demanding, which presents both of us with opportunities which a combination of our Companies can capture.
So what excites me about Global Industries? Your business is complementary to ours — you have strengths in different market and geographies. Your assets, notably your two new flagship vessels, expand the type of work that we can undertake. Most of all, you have people who bring the skills and know-how to deploy and utilize those assets and deliver great projects for our customers. I believe we share a common approach to working — a focus on safety, on efficient operations, on delivering value-added engineering and project management with utmost respect for our clients and our employees cultures. In short, I am most excited about the opportunity to welcome so many deeply experienced employees from Global Industries, who will complement the skills of our team.
What can we at Technip bring to Global Industries? Global Industries’ stated ambition has been to grow its business into larger, more complex projects. We at Technip have a track record, market presence, engineering skills, proprietary technology, project management expertise and complementary assets to put alongside your people and vessels to deliver cost-efficient solutions to our customers. In addition we have the financial strength to pursue further investments to grow our business thanks to a robust and balanced portfolio of activities which include Subsea, Offshore and Onshore projects.

Chairman & Chief Executive Officer
I can understand that your employees will have many questions about Technip and our intentions — any business combination brings uncertainty. Between now and when the acquisition is scheduled to close in early 2012, there are legal restrictions on what we can say and do together. However, I will make three commitments for the interim period: first, to organize a visit by a senior member of Technip’s management team to as many Global Industries sites and offices as possible in the next couple of weeks; second, to put in place integration teams combining people from both Technip and Global Industries to define and jointly execute the integration of our businesses, third; to continue openly and transparently communicating about the merger progress. This process will help us build a common culture based on integrity, mutual respect, teamwork and merit.
In the meantime, both companies have work to execute and to win, and it is vital that our teams remain focused on our customers’ satisfaction and on projects execution.
In closing, I will state with confidence that the Technip/Global Industries combination is a compelling proposition for our respective employees, customers and shareholders and I look forward to working with you to make it a shared success. I would like to ask that you make this letter available to your employees worldwide — it is my sincere hope that it transmits to them the enthusiasm that you and I share for the agreement that we announced this morning.
Yours sincerely,

Thierry Pilenko

Important Additional Information Will Be Filed with the SEC
     In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the "SEC") . COMPANY STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The proxy statement and other documents incorporated by reference in the proxy statement will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077, Attention: Secretary.
     The Company and its directors and officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s most recent definitive proxy statement, which was filed with the SEC on April 5, 2011. Certain directors and executive officers of the Company may have direct or indirect interests in the proposed transaction that may be different from those of the Company’s stockholders generally. Investors may obtain additional information regarding such interests by reading the proxy statement and other relevant documents that the Company will file with the SEC when they become available.